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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)   *

Emerald Dairy Inc.
(Name of Issuer)
Common Stock, par value $0.001 per share
(Title of Class of Securities)
29089G107
(Cusip Number)
January 1, 2009
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

( The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 35 Pages

Exhibit Index Found on Page 34

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) ChinaRock Capital Management Limited
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong, China
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,750,000 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,750,000 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,750,000 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 2 of 35 Pages

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Chun R. Ding
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,750,000 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,750,000 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,750,000 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 3 of 35 Pages

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Partners, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 560,625 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 560,625 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 560,625 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.9% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 4 of 35 Pages

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Institutional Partners, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 706,875 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 706,875 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 706,875 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.4% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 5 of 35 Pages

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Institutional Partners II, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 137,500 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 137,500 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 137,500 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 6 of 35 Pages

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Institutional Partners III, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 82,500 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 82,500 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 82,500 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 7 of 35 Pages

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Offshore Investors II, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 964,533 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 964,533 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 964,533 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 8 of 35 Pages

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon FCP, Ltd.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 71,875 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 71,875 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 71,875 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 9 of 35 Pages

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon FCIP, Ltd.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 90,625 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 90,625 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 90,625 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 10 of 35 Pages

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon FCOI II, Ltd.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 135,467 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 135,467 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 135,467 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 11 of 35 Pages

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Partners, L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,750,000 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,750,000 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,750,000 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 12 of 35 Pages

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) William F. Duhamel
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,750,000 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,750,000 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,750,000 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 13 of 35 Pages

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Richard B. Fried
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,750,000 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,750,000 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,750,000 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 14 of 35 Pages

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Daniel J. Hirsch [See Item 2]
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,750,000 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,750,000 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,750,000 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 15 of 35 Pages

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Monica R. Landry
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,750,000 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,750,000 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,750,000 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 16 of 35 Pages

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Douglas M. MacMahon
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,750,000 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,750,000 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,750,000 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 17 of 35 Pages

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) William F. Mellin
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,750,000 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,750,000 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,750,000 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 18 of 35 Pages

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Stephen L. Millham
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,750,000 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,750,000 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,750,000 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 19 of 35 Pages

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jason E. Moment
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,750,000 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,750,000 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,750,000 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 20 of 35 Pages

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Ashish H. Pant
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION India
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,750,000 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,750,000 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,750,000 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 21 of 35 Pages

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rajiv A. Patel
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,750,000 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,750,000 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,750,000 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 22 of 35 Pages

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andrew J. M. Spokes
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,750,000 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,750,000 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,750,000 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 23 of 35 Pages

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Thomas F. Steyer
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,750,000 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,750,000 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,750,000 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 24 of 35 Pages

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Richard H. Voon [See Item 2]
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,750,000 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,750,000 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,750,000 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 25 of 35 Pages

13G

CUSIP No. 29089G107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Mark C. Wehrly
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) [     ]

(b) [ X ]**

**          The reporting persons making this filing may be deemed to beneficially own an aggregate of 2,750,000 Shares, which is 8.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,750,000 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,750,000 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,750,000 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 26 of 35 Pages

Preliminary Note: The Reporting Persons (as defined below) are filing this Schedule 13G with respect to the shares of Common Stock, par value $0.001 per share (the “Shares”), of Emerald Dairy Inc. (the “Company”). The Reporting Persons own, in aggregate, (i) 1,250,000 Shares, (ii) 250,000 three-year warrants issued by the Company, each such warrant currently exercisable for one Share at an exercise price of $2.04 per Share (the “Class A Warrants”) and (iii) 1,250,000 two-year warrants issued by the Company, each such warrant currently exercisable for one Share at an exercise price of $3.26 per Share (the “Class B Warrants” and, together with the Class A Warrants, the “Warrants”). The Class A Warrants expire on October 9, 2010. The Class B Warrants expire on October 9, 2009. The Reporting Persons are filing this Schedule 13G to report their respective beneficial ownership of Shares either owned directly or through the ownership of Shares and Warrants. All numbers and percentages contained in this Schedule 13G represent beneficial ownership of Shares (including Shares owned directly by the Reporting Persons and Shares deemed to be beneficially owned through the Warrants), unless stated otherwise. All percentages were calculated based on the 29,299,332 Shares outstanding as of November 14, 2008 as reported by the Company in its Quarterly Report on Form 10-Q for the period ended September 30, 2008 filed with the Securities and Exchange Commission on November 14, 2008, plus the additional Shares that would be issued if each Reporting Person exercised the Warrants it owns, if any, as of the date hereof. The percentages do not assume the exercise of Warrants held by any other persons or entities.

This Amendment No. 1 to Schedule 13G amends and restates in its entirety the Schedule 13G initially filed on May 27, 2008 (together with all prior and current amendments thereto, this “Schedule 13G”).

Item 1.	Issuer

(a)	Name of Issuer:

Emerald Dairy Inc. (the “Company”)

(b)	Address of Issuer’s Principal Executive Offices:

11990 Market Street, Suite 205, Reston, Virginia 20190

Item 2. Identity And Background

Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))

This statement relates to shares of Common Stock, par value $0.001 per share (the “Shares”), ofthe Company. The CUSIP number of the Shares is 29089G107.

Name Of Persons Filing, Address Of Principal Business Office And Citizenship (Item 2(a), (b) and (c))

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons.”

The ChinaRock Sub-adviser

Page 27 of 35 Pages

(i)

ChinaRock Capital Management Limited, a Hong Kong company limited by shares (the “ChinaRock Sub-adviser”), which is a sub-investment adviser to each of the Farallon Funds and the Farallon Trusts with respect to the Shares held by each of the Farallon Trusts and the Shares beneficially owned by each of the Farallon Funds (through its ownership of Shares and Warrants).

The ChinaRock Sub-adviser Individual Reporting Person

(ii)

Chun R. Ding (“Ding”), a managing partner and director of the ChinaRock Sub-adviser, with respect to the Shares held by each of the Farallon Trusts and the Shares beneficially owned by each of the Farallon Funds (through its ownership of Shares and Warrants).

Ding is referred to herein as the “ChinaRock Individual Reporting Person”.

The Farallon Funds

(iii)	Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants);

(iv)	Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants);

(v)	Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants);

(vi)	Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants); and

(vii)

Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants).

FCP, FCIP, FCIP II, FCIP III and FCOI II are together referred to herein as the “Farallon Funds.”

The Farallon Trusts

(viii)	Farallon FCP, Ltd., a Delaware statutory trust (the “FCP Trust”), with respect to the Shares held by it;

(ix)	Farallon FCIP, Ltd., a Delaware statutory trust (the “FCIP Trust”), with respect to the Shares held by it; and

Page 28 of 35 Pages

(x)	Farallon FCOI II, Ltd., a Cayman Islands trust (the “FCOI II Trust”), with respect to the Shares held by it.

The FCP Trust, the FCIP Trust and the FCOI II Trust are together referred to herein as the “Farallon Trusts.”

The Farallon General Partner

(xi)

Farallon Partners, L.L.C., a Delaware limited liability company (the “Farallon General Partner”), which is the general partner of each of the Farallon Funds and a trustee of each of the Farallon Trusts, with respect to the Shares held by each of the Farallon Trusts and the Shares beneficially owned by each of the Farallon Funds (through its ownership of Shares and Warrants).

The Farallon Managing Members

(xii)

The following persons, each of whom is a managing member of both the Farallon General Partner and the Management Company, with respect to the Shares held by the Farallon Trusts and the Shares beneficially owned by the Farallon Funds: William F. Duhamel (“Duhamel”), Richard B. Fried (“Fried”), Daniel J. Hirsch (“Hirsch”), Monica R. Landry (“Landry”), Douglas M. MacMahon (“MacMahon”), William F. Mellin (“Mellin”), Stephen L. Millham (“Millham”), Jason E. Moment (“Moment”), Ashish H. Pant (“Pant”), Rajiv A. Patel (“Patel”), Andrew J. M. Spokes (“Spokes”), Thomas F. Steyer (“Steyer”), Richard H. Voon (“Voon”) and Mark C. Wehrly (“Wehrly”).

Duhamel, Fried, Hirsch, Landry, MacMahon, Mellin, Millham, Moment, Pant, Patel, Spokes, Steyer, Voon and Wehrly are together referred to herein as the “Farallon Individual Reporting Persons.” The Farallon Individual Reporting Persons and the ChinaRock Individual Reporting Person are together referred to herein as the “Individual Reporting Persons.”

This Schedule 13G reports that effective as of January 1, 2009, each of Hirsch and Voon became a managing member of the Farallon General Partner and, as such, may be deemed the beneficial owner of the Shares deemed beneficially owned by such entity as of such date.

The citizenship of each of the ChinaRock Sub-adviser, the Farallon Funds, the Farallon Trusts, the Management Company and the Farallon General Partner is set forth above. Each of the Individual Reporting Persons other than Pant and Spokes is a citizen of the United States. Pant is a citizen of India. Spokes is a citizen of the United Kingdom. The address of the principal business office of each of the ChinaRock Sub-adviser and the ChinaRock Individual Reporting Person is 2804 One Exchange Square, 8 Connaught Place, Central, Hong Kong, China. The address of the principal business office of each of the Reporting Persons other than the ChinaRock Sub-adviser and the ChinaRock Individual Reporting Person is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

Page 29 of 35 Pages

Item 3.	If This Statement Is Filed Pursuant To Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether The Person Filing Is An Entity Specified In (a) - (k):

Not Applicable.

If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This Box. ☒

Item 4.  Ownership

The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

The Shares reported hereby for the Farallon Funds and the Farallon Trusts are owned directly by the Farallon Funds and the Farallon Trusts, as applicable. The Warrants in respect of which the Farallon Funds are deemed to beneficially own Shares are owned directly by the Farallon Funds. The ChinaRock Sub-adviser, as sub-investment adviser to the Farallon Funds and the Farallon Trusts may be deemed to be the beneficial owner of all such Shares beneficially owned by the Farallon Funds (through their ownership of Shares and Warrants) and owned by the Farallon Trusts. The ChinaRock Individual Reporting Person, as a control person of the ChinaRock Sub-adviser with the power to exercise investment discretion, may be deemed to be the beneficial owner of all such Shares beneficially owned by the Farallon Funds (through their ownership of Shares and Warrants) and owned by the Farallon Trusts. The Farallon General Partner, as general partner to the Farallon Funds and a trustee to the Farallon Trusts, may be deemed to be the beneficial owner of all such Shares beneficially owned by the Farallon Funds (through their ownership of Shares and Warrants) and owned by the Farallon Trusts. The Farallon Individual Reporting Persons, as managing members of the Farallon General Partner with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such Shares beneficially owned by the Farallon Funds (through their ownership of Shares and Warrants) and owned by the Farallon Trusts. Each of the ChinaRock Sub-adviser, the Farallon General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5.	Ownership Of Five Percent Or Less Of A Class

Not Applicable.

Item 6.	Ownership Of More Than Five Percent On Behalf Of Another Person

Not Applicable.

Item 7.	Identification And Classification Of The Subsidiary Which Acquired The Security Being Reported On By The Parent Holding Company

Not Applicable.

Item 8. Identification And Classification Of Members Of The Group

Page 30 of 35 Pages

The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9. Notice Of Dissolution Of Group

Not Applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 31 of 35 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: January 9, 2009

/s/ Monica R. Landry

CHINAROCK CAPITAL MANAGEMENT LIMITED

By Monica R. Landry, Attorney-in-Fact

/s/ Monica R. Landry

FARALLON PARTNERS, L.L.C.,

On its own behalf,

as the General Partner of

FARALLON CAPITAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P. and

FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.

and as a Trustee of

FARALLON FCP, LTD.,

FARALLON FCIP, LTD. and

FARALLON FCOI II, LTD.

By Monica R. Landry, Managing Member

/s/ Monica R. Landry

Monica R. Landry, individually and as attorney-in-fact for

each of Chun R. Ding, William F. Duhamel, Richard B. Fried, Daniel J. Hirsch, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Andrew J. M. Spokes, Thomas F. Steyer, Richard H. Voon and Mark C. Wehrly

The Power of Attorney executed by each of ChinaRock Capital Management Limited and Ding authorizing Landry to sign and file this Schedule 13G on its or his behalf, which was filed with Amendment No. 1 to the Schedule 13G filed with the Securities and Exchange Commission on September 20, 2007, by such Reporting Persons with respect to the Common Stock of Pantheon China Acquisition Corp.,is hereby incorporated by reference. The Power of Attorney executed by each of Duhamel, Fried, MacMahon, Mellin, Millham, Moment, Pant, Patel, Steyer and Wehrly authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2007 by such Reporting Persons with respect to the Common Stock of Armor Holdings, Inc., is hereby incorporated by reference. The Power of Attorney executed by Spokes authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on August 28, 2007 by such Reporting Person with respect to the Common Stock of Global Gold Corporation, is hereby incorporated by reference. The Power of Attorney executed by each of Hirsch and Voon authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities

Page 32 of 35 Pages

and Exchange Commission on January 6, 2009 by such Reporting Persons with respect to the Common Stock of Town Sports International Holdings, Inc., is hereby incorporated by reference.

Page 33 of 35 Pages

EXHIBIT INDEX

EXHIBIT 2	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)

Page 34 of 35 Pages

EXHIBIT 2

to

SCHEDULE 13G

JOINT ACQUISITION STATEMENT

PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: January 9, 2009

/s/ Monica R. Landry

CHINAROCK CAPITAL MANAGEMENT LIMITED

By Monica R. Landry, Attorney-in-Fact

/s/ Monica R. Landry

FARALLON PARTNERS, L.L.C.,

On its own behalf,

as the General Partner of

FARALLON CAPITAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P. and

FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.

and as a Trustee of

FARALLON FCP, LTD.,

FARALLON FCIP, LTD. and

FARALLON FCOI II, LTD.

By Monica R. Landry, Managing Member

/s/ Monica R. Landry

Monica R. Landry, individually and as attorney-in-fact for

each of Chun R. Ding, William F. Duhamel, Richard B. Fried, Daniel J. Hirsch, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Andrew J. M. Spokes, Thomas F. Steyer, Richard H. Voon and Mark C. Wehrly

Page 35 of 35 Pages